Calculation of Filing Fee Tables
S-8
Atlantic Union Bankshares Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.33 per share	Other	3,575,989	$ 30.99	$ 110,819,899.11	0.0001531	$ 16,966.53
Total Offering Amounts:						$ 110,819,899.11		$ 16,966.53
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,966.53
Offering Note
[1]	Footnote (a) to "Amount Registered": Consists of shares of common stock, par value $1.33 per share ("Common Stock") of the registrant Atlantic Union Bankshares Corporation reserved for issuance under the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the registrant's Common Stock that become issuable in respect of the securities identified in the above table by reason of any recapitalization, merger, consolidation, stock dividend or split, combination, exchange of shares or similar transaction. Footnote (b) to each of "Fee Calculation Rule," "Proposed Maximum Offering Price Per Unit," and "Maximum Aggregate Offering Price": Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the registrant's Common Stock, as reported on the New York Stock Exchange on May 15, 2025.